SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ----------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): December 23, 2003
                                                      (December 22, 2003)

                                 Arch Coal, Inc.
             (Exact name of registrant as specified in its charter)

       Delaware                        1-13105                    43-0921172
(State or other jurisdiction   (Commission File Number)       (I.R.S. Employer
    of incorporation)                                        Identification No.)


            One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
               (Address of principal executive offices) (Zip code)


       Registrant's telephone number, including area code: (314) 994-2700











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Item 5 Other Events.

     On December 22, 2003, Arch Coal, Inc. (the "Company"), announced via press release that it sold a portion of its investment in Natural Resource Partners L.P. to private investment groups for a purchase price of $115 million. A copy of the Company's press release is attached hereto and is incorporated herein by reference in its entirety.

Item 7.  Exhibits.

(c) The following Exhibit is filed with this Current Report on Form 8-K:

               Exhibit No.                        Description

                      99            Press Release dated as of December 22, 2003.


























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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 23, 2003                 ARCH COAL, INC.



                                          By:/s/ Janet L. Horgan
                                          Janet L.Horgan
                                          Assistant General Counsel and
                                                 Assistant Secretary



























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                                  EXHIBIT INDEX


Exhibit No.                 Description
99                         Press Release dated as of December 22, 2003


































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                                                                     Exhibit 99
News from
Arch Coal, Inc.
--------------------------------------------------------------------------------
                                                        FOR FURTHER INFORMATION:

                                                                  Deck S. Slone
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                  (314) 994-2717

                                                           FOR IMMEDIATE RELEASE
                                                              December 22, 2003


Arch Coal, Inc. sells a portion of its investment in NRP for $115 million

     St. Louis - Arch Coal, Inc. (NYSE:ACI) today announced that it had completed the sale of its 4.8 million subordinated units, general partner interests and incentive distribution rights in Natural Resource Partners L.P. (NYSE:NRP) to private investment groups led by Corbin J. Robertson, Jr., chairman and chief executive officer of NRP, for a purchase price of $115 million. The transaction does not include the 2.9 million common units of NRP owned by Arch.

     "Through the formation of Natural Resource Partners, its initial public offering, and now the sale of our subordinated units, we have unlocked tremendous value for our shareholders," said Steven F. Leer, Arch's president and chief executive officer. "This transaction is part of a long-term effort to monetize the value of assets that were previously undervalued on our balance sheet, while providing us with a timely infusion of cash that can be applied to the proposed acquisition of Triton Coal Company."

     In October 2002, Arch contributed assets to NRP that were valued at $85 million on its balance sheet. Through the sale of units at the time of the IPO and the transaction described above, Arch has sold a portion of its stake in NRP for total proceeds of $148 million. "Arch's remaining 2.9 million common units have a current market value of more than $110 million, and these common units continue to represent an excellent investment," Leer said.

     In addition to this continuing ownership position, NRP will remain a valued business partner, according to Leer. "We look forward to continuing our strong and successful relationship with NRP in the future," Leer added.

     Including the proceeds from the transaction, Arch now has cash on hand of more than $220 million. "Our strong cash position should enable us to finance a significant portion of Triton - a large and highly strategic acquisition - without incurring significant additional indebtedness," Leer said. The Triton acquisition is currently undergoing review by the Federal Trade Commission.

     As a result of the sale of its subordinated units and general partner interest in NRP, Arch expects to recognize a pre-tax gain of $74.2 million, of which $42.7 million will be recognized in the fourth quarter of 2003 and the remainder will be deferred until future periods. Deferred gains, including those from the sale of NRP units at the time of the IPO, are expected to be recognized as follows: $12.5 million in 2004; $6.7 million in 2005; $4.1 million in 2006; and the remainder in the period 2007 through 2012.

     Partially offsetting the expected fourth quarter gain will be a pre-tax charge of $16.7 million related to the payout of a long-term employee compensation plan based on the performance of the company's stock over the past four years.

     Natural Resource Partners L.P. is headquartered in Houston, Texas, with its operations headquarters in Huntington, W.Va. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

     Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

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     Forward-Looking Statements:  Statements in this press release which are not statements of historical fact are forward-looking statements within the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the Company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include the completion of the
Companys   acquisition   of  Triton  Coal   Company  and  the  other  risks  and
uncertainties which are described from time to time in the companys reports filed with the Securities and Exchange Commission.